SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549

                               FORM 8-K
                            CURRENT REPORT

                Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934

      Date of Report (Date earliest event reported) July 6, 2001

Commission   Registrant, State of Incorporation,     I.R.S. Employer
File Number  Address and Telephone Number            Identification No.

1-10764      ENTERGY ARKANSAS, INC.                  71-0005900
             (an Arkansas corporation)
             425 West Capitol Avenue, 40th Floor
             Little Rock, Arkansas 72201
             Telephone (501) 377-4000

1-27031      ENTERGY GULF STATES, INC.               74-0662730
             (a Texas corporation)
             350 Pine Street
             Beaumont, Texas  77701
             Telephone (409) 838-6631

1-8474       ENTERGY LOUISIANA, INC.                 72-0245590
             (a Louisiana corporation)
             4809 Jefferson Highway
             Jefferson, Louisiana 70121
             Telephone (504) 840-2734

0-320        ENTERGY MISSISSIPPI, INC.               64-0205830
             (a Mississippi corporation)
             308 East Pearl Street
             Jackson, Mississippi 39201
             Telephone (601) 368-5000

0-5807       ENTERGY NEW ORLEANS, INC.               72-0273040
             (a Louisiana corporation)
             1600 Perdido Building
             New Orleans, Louisiana 70112
             Telephone (504) 670-3674

1-9067       SYSTEM ENERGY RESOURCES, INC.           72-0752777
             (an Arkansas corporation)
             Echelon One
             1340 Echelon Parkway
             Jackson, Mississippi 39213
             Telephone (601) 368-5000

Item 5.   Other Events

     See "MANAGEMENT'S FINANCIAL DISCUSSION AND ANALYSIS - SIGNIFICANT FACTORS AND KNOWN TRENDS" in the Entergy Corporation and Subsidiaries 2000 Form 10-K for a discussion of the proposed amendments to the System Agreement filed with the Federal Energy Regulatory Commission
(FERC) by Entergy Corporation's (Entergy's) domestic utility companies. The proposed amendments were designed to facilitate the implementation of retail competition in Arkansas and Texas. As discussed in the Form 10-K, the Louisiana Public Service Commission (LPSC) and the Council of the City of New Orleans (Council) also filed a complaint with FERC seeking revisions to the System Agreement.

     In June 2001, in connection with these proceedings, the parties filed an offer of settlement with FERC. The offer of settlement provides for the following amendments to the System Agreement:

     o the Texas retail jurisdictional division of Entergy Gulf States will terminate its participation in the System Agreement, except for the aspects related to transmission equalization, when Texas implements retail open access, which is scheduled for January 1, 2002;
     o five percent of the megawatt capacity allocated to the Texas retail load by the LPSC will be made available to the domestic utility companies in the System Agreement. Each company has until November 15, 2001 to elect to purchase its pro rata share of this capacity. Entergy Arkansas' pro rata share is 27.3%, Entergy Gulf States - Louisiana's pro rata share is 20.2%, Entergy Louisiana's pro rata share is 30.2%, Entergy Mississippi's pro rata share is 15.9%, and Entergy New Orleans' pro rata share is 6.4%. If a company elects to purchase capacity it will be for the period January 1, 2002 through June 30, 2008. If a company elects not to purchase, the other companies are not entitled to purchase that company's share of the capacity; and
     o the service schedule developed to track changes in energy costs resulting from the Entergy-Gulf States Utilities merger is modified to include one final true-up of fuel costs when the Texas retail jurisdictional division of Entergy Gulf States ceases participation in the System Agreement, after which the service schedule will no longer be applicable for any purpose.

The proceeding on the complaint filed with FERC in 1995 by the LPSC requesting modification of the System Agreement to exclude curtailable load from the cost allocation determination was not settled. On July 6, 2001, an Administrative Law Judge issued decisions certifying the offer of settlement to the FERC and generally continuing to include curtailable load served during 1995 in cost allocation determinations.

      As anticipated by the offer of settlement, the LPSC and the Council commenced a new proceeding at FERC in June 2001. In this proceeding, the LPSC and the Council allege that the rough production cost equalization required by FERC under the System Agreement and the Unit Power Sales Agreement has been disrupted by changed circumstances. They allege that evidence introduced in the hearing in the System Agreement proceeding described above indicates that Entergy Arkansas' production costs are below the average of the costs of the other Entergy domestic utility companies in the System Agreement. The LPSC and the Council have requested that FERC amend the System Agreement or the Unit Power Sales Agreement or both to achieve full production cost equalization or to restore rough production cost equalization. Responses to the complaint are due by July 19, 2001.

     In their complaint, the LPSC and Council allege that the domestic utility companies' annual production costs over the period 2002 to 2007 will be over or (under) the average for the Entergy domestic utility companies by the following amounts:

               Entergy Arkansas          ($130) to ($278) million
               Entergy Gulf States - LA        $11 to $87 million
               Entergy Louisiana             $139 to $132 million
               Entergy Mississippi           ($27) to $13 million
               Entergy New Orleans              $7 to $46 million

This range of results is a function of assumptions regarding such things as future natural gas prices, the future market price of electricity, and other factors. If FERC grants the relief requested, it may result in a material increase in production costs allocated to companies whose costs currently are projected to be less than the average and a material decrease in production costs allocated to companies whose costs currently are projected to exceed the average. Management believes that any changes in the allocation of production costs resulting from a FERC decision should result in rate changes for retail customers. Therefore, management does not believe that this proceeding will have a material effect on the financial condition of any of the Entergy domestic utility companies, although neither the timing nor the outcome of the proceedings at FERC can be predicted at this time.

                               SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        Entergy Arkansas, Inc.
                                        Entergy Gulf States, Inc.
                                        Entergy Louisiana, Inc.
                                        Entergy Mississippi, Inc.
                                        Entergy New Orleans, Inc.
                                        System Energy Resources, Inc.

                                        By:  /s/ Nathan E. Langston
                                             Nathan E. Langston
                                             Vice President and
                                             Chief Accounting Officer


Dated: July 13, 2001